                           CONTIFINANCIAL CORPORATION
                              Subsidiary Companies

                                 March 31, 1999

ContiFinancial Services Corporation

ContiMortgage Corporation

California Lending Group, Inc.

ContiWest Corporation

ContiTrade Services L.L.C. (99%)

Triad Financial Corporation

ContiAsset Receivables Management, LLC (90%)

Warminster National Abstract, Inc.

Keystone Mortgage Partners L.L.C. (75%)

American Commercial Capital LLC (50%)

ZTS Corp. [Royal MortgageBanc] (99%)*

Resource One Consumer Discount Company, Inc.*

ContiInsurance Agency, Inc.*

Fidelity Mortgage Decisions Corporation*

Crystal Mortgage Company, Inc.*

Lenders M.D., Inc.*

*Subsidiary of ContiMortgage Corporation